Exhibit 99.1

DRAFT

CONTACT:

Investor Relations

Amy Carpi, (203) 656-7651

amy.carpi@jetblue.com

Corporate Communications

Gareth Edmondson-Jones, (718) 709-3089

gareth.edmondson-jones@jetblue.com

JETBLUE ANNOUNCES SECOND QUARTER 2004 EARNINGS

Low-Fare Carrier Reports Fourteenth Consecutive Quarter of Profitability;
Achieves 14.1% Operating Margin

New York, NY (July 22, 2004) — JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the second quarter 2004:

•                  Operating revenues for the quarter totaled $319.7 million, representing growth of 30.7% over operating revenues of $244.7 million in the second quarter of 2003.

•                  Operating income in the quarter was $45.1 million, resulting in a 14.1% operating margin, compared to operating income of $45.5 million and an 18.6% operating margin in the second quarter of 2003.

•                  Net income for the quarter was $21.5 million, representing earnings of $0.19 per diluted share, compared with second quarter 2003 net income of $38.0 million, or $0.36 per diluted share.  Net income for the second quarter of 2003 reflected the receipt of $22.8 million in compensation related to the Emergency War Time Supplemental Appropriations Act.  Net of income taxes and profit sharing, this amounted to $11.5 million, or $0.11 per diluted share for the three months ended June 30, 2003.

“In a quarter characterized by the continuation of an extremely competitive revenue environment and high fuel prices, our strong cost containment resulted in a solid operating margin,” said David

Neeleman, JetBlue’s Chairman and CEO.  “Our model allows us to grow profitably despite the difficult environment, and we remain committed to our strategy of profitable expansion through our low cost structure and exceptional customer service.  We’re proud that 25 million customers across 27 cities have chosen to fly JetBlue, and we continue to strive to offer them the best in air travel: new planes with more comfort and legroom, the greatest inflight entertainment, frequent flights in key markets, an ever-expanding route system and pricing that makes sense; all of it delivered by our dedicated crewmembers who are key to our success.”

During the second quarter of 2004, JetBlue achieved a completion factor of 99.9% of scheduled flights, identical to the second quarter of 2003.  On-time performance, defined by the US Department of Transportation as arrivals within 14 minutes of schedule, was 84.1% in the second quarter of 2004 compared to 87.4% for the same period in 2003.  JetBlue attained a load factor in the second quarter of 2004 of 84.5%, a decrease of 0.8 points on a capacity increase of 42.2% over the second quarter of 2003.

Dave Barger, President and COO, commented, “This quarter, our talented crewmembers provided award-winning service to 2.9 million customers.  This was achieved while opening six new routes and four new cities, including our first international destination operating our fleet an average of 13.7 hours daily, and accepting three new aircraft into the fleet.  We are encouraged by this past quarter’s performance yet continue to remind ourselves that we are only as good as our last arrival.”

For the second quarter 2004, operating revenues increased by 30.7% over 2003 to $319.7 million.  Revenue passenger miles increased 40.8% from the second quarter of 2003 to 3.9 billion.  Yield per passenger mile was 7.86 cents, down 7.4% compared to 2003 on a 6.5% increase in average length of haul.  Operating revenue per available seat mile (RASM) decreased 8.1% year-over-year to 6.87 cents.

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Available seat miles grew 42.2% to 4.7 billion.  Operating expenses for the second quarter were $274.6 million, up 37.9% from the second quarter of 2003.  Operating expense per ASM (CASM) for the second quarter 2004 decreased 3.0% year-over-year to 5.90 cents.  During the quarter, realized fuel price was $0.97 per gallon, a 22.4% increase over second quarter 2003 realized fuel price of $0.79.   JetBlue ended the second quarter with $549.7 million in cash and short-term investments.

Additionally, JetBlue yesterday executed agreements with both David Neeleman and Dave Barger extending the terms of their current employment contracts with the company.   Mr. Neeleman’s employment term has been extended through August, 2009; Mr. Barger’s employment term has been extended through August, 2008.

JetBlue will conduct a conference call to discuss its quarterly earnings today, July 22, at 10:00 a.m. Eastern Time.  A live broadcast of the conference call will be available via the World Wide Web at http://investor.jetblue.com.

About JetBlue

JetBlue is a low-fare, low-cost passenger airline, which provides high-quality customer service. JetBlue operates a fleet of 61 new Airbus A320 aircraft and plans to add another eight A320s to its fleet in 2004. The airline has 100 Embraer E190 aircraft on order with options for an additional 100 with deliveries scheduled to begin in August, 2005. All JetBlue aircraft feature roomy all-leather seats each equipped with free live satellite television, offering up to 24 channels of DIRECTV(r) programming at every seat.*

Based at New York City’s John F. Kennedy International Airport, JetBlue currently operates 258 flights a day and serves 27 destinations in 11 states, Puerto Rico and the Dominican Republic. The airline plans daily service between New York’s LaGuardia Airport and Fort Lauderdale, FL, starting September 17, 2004 and between JFK and Phoenix, AZ, starting October 1, 2004. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and a Saturday night stay is never required. For more information, schedules and fares, please visit http://www.jetblue.com or call JetBlue reservations at 1-800-JETBLUE (538-2583), 1-888-538-2583 if calling from Puerto Rico, or 1-888-751-2241 if calling from the Dominican Republic. This press release, as well as past press releases, can be found on http://www.jetblue.com.

* DIRECTV(r) service is not available on flights between New York City and Puerto Rico or the Dominican Republic.

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This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward looking statements due to many factors, including without limitation, our extremely competitive industry, our ability to implement our growth strategy including the integration of the EMBRAER E190 aircraft into our operations, our significant fixed obligations and our reliance on high daily aircraft utilization, increases in maintenance costs, fuel prices and interest rates, our dependence on the New York market, seasonal fluctuations in our operating results, our reliance on sole suppliers, government regulation, the loss of key personnel and potential problems with our workforce, the potential liability associated with the handling of our customer data and future acts of terrorism or the threat of such acts or escalation of U.S. military involvement overseas. Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2003 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Percent		Six Months Ended June 30,		Percent
	2004	2003	Change		2004	2003	Change

OPERATING REVENUES
Passenger	$309,175	$237,037	30.4		$588,791	$446,940	31.7
Other	10,543	7,664	37.6		19,930	14,891	33.8
Total operating revenues	319,718	244,701	30.7		608,721	461,831	31.8

OPERATING EXPENSES
Salaries, wages and benefits	83,902	67,827	23.7		161,486	124,728	29.5
Aircraft fuel	57,430	32,457	76.9		106,675	68,423	55.9
Landing fees and other rents	21,868	16,309	34.1		43,385	32,597	33.1
Aircraft rent	17,740	14,907	19.0		34,995	27,986	25.0
Sales and marketing	18,342	14,541	26.1		31,766	25,968	22.3
Depreciation and amortization	17,441	11,471	52.0		33,757	21,793	54.9
Maintenance materials and repairs	8,391	5,366	56.4		20,888	8,698	140.1
Other operating expenses	49,516	36,279	36.5		98,017	71,641	36.8
Total operating expenses	274,630	199,157	37.9		530,969	381,834	39.1

OPERATING INCOME	45,088	45,544	(1.0)		77,752	79,997	(2.8)

Operating margin	14.1%	18.6%	(4.5	)pts.	12.8%	17.3%	(4.5	)pts.

OTHER INCOME (EXPENSE)
Interest expense	(12,519)	(6,023)	107.8		(22,340)	(12,217)	82.9
Capitalized interest	1,810	1,221	48.3		3,386	2,242	51.0
Interest income and other	2,135	1,948	9.5		3,480	2,720	27.9
Government compensation (1)	—	22,761			—	22,761
Total other income (expense)	(8,574)	19,907			(15,474)	15,506

INCOME BEFORE INCOME TAXES	36,514	65,451	(44.2)		62,278	95,503	(34.8)

Income tax expense	15,056	27,494			25,627	40,188

NET INCOME	$21,458	$37,957	(43.5)		$36,651	$55,315	(33.7)

EARNINGS PER COMMON SHARE:
Basic	$0.21	$0.40			$0.36	$0.59
Diluted	$0.19	$0.36			$0.33	$0.53

Weighted average shares outstanding:
Basic	102,996	94,478			102,623	94,211
Diluted	111,457	104,283			110,842	103,538

(1)                        In May 2003 we received $22.8 million in compensation related to the Emergency War Time Supplemental Appropriations Act.  Net of income taxes and profit-sharing, this amounts to $11.5 million, or $0.11 per diluted share for the three and six months ended June 30, 2003.

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

	Three Months Ended June 30,		Percent		Six Months Ended June 30,		Percent
	2004	2003	Change		2004	2003	Change

Revenue passengers	2,920,697	2,209,920	32.2		5,570,770	4,220,537	32.0
Revenue passenger miles (000)	3,935,385	2,795,016	40.8		7,307,680	5,169,862	41.4
Available seat miles (000)	4,656,795	3,275,219	42.2		8,875,315	6,193,290	43.3
Load factor	84.5%	85.3%	(0.8	)pts.	82.3%	83.5%	(1.2	)pts.
Breakeven load factor (1)	74.3%	71.5%	2.8	pts.	73.6%	71.2%	2.4	pts.
Aircraft utilization (hours per day)	13.7	12.9	5.5		13.5	13.0	3.5

Average fare	$105.86	$107.26	(1.3)		$105.69	$105.90	(0.2)
Yield per passenger mile (cents)	7.86	8.48	(7.4)		8.06	8.65	(6.8)
Passenger revenue per available seat mile (cents)	6.64	7.24	(8.3)		6.63	7.22	(8.1)
Operating revenue per available seat mile (cents)	6.87	7.47	(8.1)		6.86	7.46	(8.0)
Operating expense per available seat mile (cents)	5.90	6.08	(3.0)		5.98	6.17	(3.0)
Airline expense per available seat mile (cents) (1)	5.84	6.06	(3.7)		5.93	6.15	(3.6)

Departures	22,145	16,133	37.3		42,990	31,544	36.3
Average stage length (miles)	1,348	1,253	7.6		1,323	1,212	9.2
Average number of operating aircraft during period	58.6	41.6	40.8		57.0	40.2	41.9
Average fuel cost per gallon (cents)	96.73	79.01	22.4		94.32	87.80	7.4
Fuel gallons consumed (000)	59,370	41,080	44.5		113,095	77,927	45.1
Percent of sales through jetBlue.com during period	75.2%	72.5%	2.7	pts.	76.1%	71.7%	4.4	pts.
Full-time equivalent employees at period end (1)					5,781	4,402	31.3

(1)               Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	June 30, 2004	December 31, 2002
Cash and cash equivalents	$513,614	$570,695
Total assets	2,510,078	2,185,757
Total debt	1,308,544	1,108,595
Stockholders’ equity	731,674	671,136

SOURCE:  JetBlue Airways Corporation